Exhibit 99.1


      Intermec Announces First Quarter Fiscal Year 2007 Results

    EVERETT, Wash.--(BUSINESS WIRE)--May 3, 2007--Intermec, Inc.
(NYSE:IN) today announced financial results for its first quarter ended April 1, 2007.

    Intermec reported 2007 first quarter revenues of $179.3 million and a loss of ($4.4) million, or ($0.07) per share, compared to 2006 first quarter revenues of $203.8 million and earnings from continuing operations of $15.1 million, or $0.23 per diluted share. The first quarter of 2006 included a gain on an intellectual property settlement, which positively impacted operating profit from continuing operations by $16.5 million, or $0.16 per diluted share.

    The Company's tax benefit for the first quarter of 2007 was negatively impacted by ($0.02) per share due to an unfavorable change in foreign deferred tax assets. Conversely, the first quarter of 2006 tax provision was favorably impacted by the conclusion of a Canadian tax audit.

    Geographically during the first quarter of 2007, North American revenues decreased 29 percent over the first quarter of 2006. Revenues in Europe, Mid-East and Africa (EMEA) increased 16 percent over the same prior-year period; and the rest of the world, consisting of Asia Pacific and Latin America, increased 19 percent.

    During the first quarter of 2007, Systems and Solutions revenue decreased 20 percent and Printer and Media revenues decreased 4 percent over the first quarter of 2006. Service revenue increased 1 percent over the comparable prior-year period.

    Restructuring and other cost reduction activities initiated in 2006 have been substantially completed. Lower operating expenses for the first quarter of 2007 was in-line with earlier guidance, reflecting a decrease of approximately $8.2 million or 11 percent over the prior-year period.

    The Company's cash equivalents and short-term investments position at the end of the first quarter was $173.2 million. The decrease in cash equivalents and short-term investments of $11.3 million during the first quarter was primarily due to increased inventory levels.

    "During the first quarter of this year, we saw a marked difference in the performance by region," said Larry Brady, Chairman and CEO. "This difference was driven in part by the earlier availability of our next generation mobile computer, the CN3, in international markets. Worldwide bookings for the CN3 continue to provide an indication of increasing traction in enterprise bookings."

    Other First Quarter Business Highlights

    During the quarter, Intermec introduced a number of new products:

    -- New radio configurations of the CN3, the Company's rugged mobile computer. The CDMA radio configuration, more widely used in the U.S., was introduced in February and the integrated GPS configuration was introduced in March.

    -- The IF30 is a cost-effective, high-performance fixed reader that reliably reads and writes UHF RFID tags in "RF noisy" environments. The IF30's receive sensitivity enables large populations of tags to be interrogated at high speeds, which is critical to many use cases involving dock doors, portals and conveyors.

    -- The portable PB40 direct-thermal receipt printer is geared for markets from warehousing, pre-sales and route sales to home delivery and field service. Intermec also introduced the PB41 printer, the ultimate print solution for store delivery, route accounting, field service, logistics, home delivery and pre-sales.

    Second Quarter Outlook

    Intermec also reported today its GAAP basis outlook for the second quarter 2007.

    -- Revenues for the period are expected within a range of $195 million to $205 million.

    -- Diluted EPS from continuing operations are expected within a range of $0.05 plus or minus $0.04.

    Conference Call Information

    Intermec will hold a conference call on May 3, 2007 at 5 p.m. ET (2 p.m. PT). The call will be hosted by Intermec, Inc. Chairman and CEO, Larry D. Brady, SVP, President and COO, Steven J. Winter, SVP and CFO, Lanny H. Michael and Director of Investor Relations, Kevin P. McCarty.

    The dial-in numbers for participants is 1-(800)-857-8060 (US); 1-(210)-839-8066 (International); Passcode: ("Intermec"). The call will be broadcast on the Internet via a link from the investor's Web page at the Intermec website at www.intermec.com/InvestorRelations

    About Intermec, Inc.

    Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

    (Forward-looking Statements)

    Statements made in this release and related statements that express Intermec's or our management's intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding potential increases in sales or product volumes, potential easing of price competition or price erosion, and our ability to launch new products as planned, improve gross margins or profits of our business segments, our cost reduction and restructuring plans, our revenue, expense or financial outlook for the second quarter of 2007 or any future period, and the applicability of accounting policies used in our financial reporting. They also include statements about our ability to compete effectively with our current products and newly launched products, effectively complete the closure of certain facilities and redeploy related functions, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage our research and development investment to drive significant future revenue, and continue operational improvement and year-over-year growth. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.


                            INTERMEC, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
           (Thousands of dollars, except per share amounts)
                             (Unaudited)


                                                      Quarter Ended
                                                   -------------------
                                                   April 1,  April 2,
                                                      2007      2006
                                                   --------- ---------
Revenues:
 Product                                           $141,512  $166,350
 Service                                             37,806    37,481
                                                   --------- ---------
  Total revenues                                    179,318   203,831

Costs and expenses:
 Cost of product revenues                            92,194   100,614
 Cost of service revenues                            22,583    22,861
 Selling, general and administrative                 69,561    77,793
 Gain on intellectual property settlement                 -   (16,538)
 Restructuring charge                                     -     1,107
                                                   --------- ---------
  Total costs and expenses                          184,338   185,837
                                                   --------- ---------

Operating profit (loss) from continuing operations   (5,020)   17,994
Interest income                                       2,553     3,360
Interest expense                                     (2,295)   (2,216)
                                                   --------- ---------
Earnings (loss) from continuing operations before
 income taxes                                        (4,762)   19,138
Provision (benefit) for income taxes                   (330)    4,069
                                                   --------- ---------
Earnings (loss) before discontinued operations       (4,432)   15,069
Loss from discontinued operations, net of tax             -    (1,078)
                                                   --------- ---------
Net earnings (loss)                                 $(4,432)  $13,991
                                                   ========= =========

Basic earnings (loss) per share
 Continuing operations                               $(0.07)    $0.24
 Discontinued operations                                  -     (0.02)
                                                   --------- ---------
  Net earnings (loss) per share                      $(0.07)    $0.22
                                                   ========= =========

Diluted earnings (loss) per share
 Continuing operations                               $(0.07)    $0.23
 Discontinued operations                                  -     (0.01)
                                                   --------- ---------
  Net earnings (loss) per share                      $(0.07)    $0.22
                                                   ========= =========

Shares used in computing basic earnings (loss) per
 share                                               59,990    63,025

Shares used in computing diluted earnings (loss)
 per share                                           59,990    64,603


                            INTERMEC, INC.
                     CONSOLIDATED BALANCE SHEETS
             (Unaudited, amounts in thousands of dollars)


                                                   April 1,  December
                                                      2007    31, 2006
                                                   -------------------
                      ASSETS
Current assets:
 Cash and cash equivalents                         $143,961  $155,027
 Short-term investments                              29,268    29,510
 Accounts receivable, net of allowance for
  doubtful accounts and sales returns of $7,158
  and $7,796                                        149,537   158,369
 Inventories                                        132,442   119,027
 Net current deferred tax assets                     49,875    49,623
 Assets held for sale                                 8,598     8,661
 Other current assets                                27,582    28,913
                                                   --------- ---------
  Total current assets                              541,263   549,130

Property, plant and equipment, net                   43,501    43,453
Intangibles, net                                      4,413     3,978
Net deferred tax assets                             178,354   190,683
Other assets                                         23,977    23,096
                                                   --------- ---------
Total assets                                       $791,508  $810,340
                                                   ========= =========

     LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
 Accounts payable and accrued expenses             $112,847  $113,207
 Payroll and related expenses                        22,522    32,008
 Deferred revenue                                    50,491    45,021
 Current portion of long-term debt                  100,000         -
                                                   --------- ---------
  Total current liabilities                         285,860   190,236

Long-term deferred revenue                           16,290    17,318
Long-term debt                                            -   100,000
Other long-term liabilities                          77,855    85,184

Shareholders' investment:
 Common stock                                           601       598
 Additional paid-in-capital                         661,701   657,468
 Accumulated deficit                               (224,279) (212,903)
 Accumulated other comprehensive loss               (26,520)  (27,561)
                                                   --------- ---------
  Total shareholders' investment                    411,503   417,602
                                                   --------- ---------
Total liabilities and shareholders' investment     $791,508  $810,340
                                                   ========= =========


                            INTERMEC, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
             (Unaudited, amounts in thousands of dollars)

                                                      Quarter Ended
                                                   -------------------
                                                   April 1,  April 2,
                                                      2007      2006
                                                   --------- ---------

Cash and cash equivalents at beginning of year     $155,027  $256,782
                                                   --------- ---------

Cash flows from operating activities of
 continuing operations:
 Net earnings (loss) from continuing operations      (4,432)   15,069
 Adjustments to reconcile net earnings (loss) to
  net cash provided by (used in) operating
  activities:
   Depreciation and amortization                      3,093     2,588
   Deferred taxes                                       210     2,792
   Excess tax benefits from stock-based payment
    arrangements                                       (233)   (2,183)
   Changes in working capital and other operating
    activities                                       (9,352)   26,104
                                                   --------- ---------
  Net cash provided by (used in) operating
   activities of continuing operations              (10,714)   44,370

Cash flows from investing activities of
 continuing operations:
 Capital expenditures                                (2,160)   (4,268)
 Purchases of investments                              (595)  (19,695)
 Sale of investments                                    837         -
 Other investing activities                            (577)       73
                                                   --------- ---------
  Net cash used in investing activities of
   continuing operations                             (2,495)  (23,890)

Cash flows from financing activities of
 continuing operations:
 Excess tax benefits from stock-based payment
  arrangements                                          233     2,183
 Stock options exercised                              1,389     3,113
 Other financing activities                             521       881
                                                   --------- ---------
  Net cash provided by financing activities of
   continuing operations                              2,143     6,177

Net cash provided by (used in) continuing
 operations                                         (11,066)   26,657
Net cash used in operating activities of
 discontinued operations                                  -      (651)
                                                   --------- ---------
Resulting increase (decrease) in cash and cash
 equivalents                                        (11,066)   26,006
                                                   --------- ---------

Cash and cash equivalents at end of period         $143,961  $282,788
                                                   ========= =========


    CONTACT: Intermec, Inc.
             Kevin P. McCarty, Director of Investor Relations
             425-265-2472
             kevin.mccarty@intermec.com